Exhibit 4.1

tHE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

INTERACTIVE STRENGTH INC.

PROMISSORY NOTE

$3,958,985.85 Made as of March 5, 2025

Subject to the terms and conditions of this promissory note (this “Note”), for value received, INTERACTIVE STRENGTH, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of PILLSBURY WINTHROP SHAW PITTMAN LLP or its registered successor or assigns (“Holder”), the principal sum of $3,958,985.85 United States Dollars (three million nine hundred fifty-eight thousand nine hundred eighty five dollars and eighty five cents and) (the “Principal Amount”) or such lesser amount as shall then equal the outstanding principal amount hereunder.

This Note is being issued pursuant to that certain Settlement Agreement, dated March 5, 2025 (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Settlement Agreement”) between the Company and the Holder.

This Note is the Promissory Note referred to in the Settlement Agreement.

The following is a statement of the rights of Holder and the obligations and duties of the Company, and the terms and conditions to which this Note is subject, and. The Company, by its signature hereon, and the Holder, by its acceptance of this Note, hereby agree to all statements, terms and conditions of this Note:

1.
DEFINITIONS. The following definitions shall apply for all purposes of this Note:

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and in any event includes any officer, director or board member of such Person and any equity holder in such Person.

“Balance” means, at the applicable time, the sum of the then-remaining Principal Balance, all then accrued but unpaid interest and all other amounts (including fees and expenses) then accrued but unpaid under this Note.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are authorized or required to be closed in the State of New York.

“Change of Control” means any of the following events: (a) an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in subclause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in subclauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) the occurrence of a “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to indebtedness of or equity in such Person.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s Obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise, but subject to the limitations on assignment, delegation and transfer by the Company set forth below.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Dollars,” “dollars”, “United States Dollars” and use of the sign “$” mean only lawful money of the United States and not any other currency or any cryptocurrency, regardless of whether that currency or cryptocurrency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Event of Default” has the meaning set forth in Section 6 hereof.

“Interest Payment Date” means the last Business Day of each calendar month, and also the Maturity Date.

“Lien” means any lien, security interest, pledge, mortgage, deed of trust, assignment, charge, right of set-off or other encumbrance or adverse claim whatsoever, in each case whether voluntary or involuntary and whether arising by contract or by operation of law, and any other arrangement having the practical effect of any of the foregoing.

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Maturity Date” means October 15, 2025.

“Note” means this Promissory Note.

“Obligations” means all present and future obligations of the Company under this Note, whether for principal (including any PIK Interest), interest, costs, expenses, performance of covenants or otherwise, and whether direct, contingent or otherwise.

“Person” means is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note.

“Subsidiary” means any Person of which the Company owns, directly or indirectly, more than 50% of the voting power of the outstanding equity interests of such Person.

2.
PAYMENTS; PRINCIPAL; INTEREST.
2.1
Payment at Maturity Date. The Company unconditionally agrees to pay the Balance on the Maturity Date. If any portion of the Balance of this Note has not been repaid in full on the Maturity Date, then on the Maturity Date the Balance shall be due and payable in full.
2.2
Interest. The Company unconditionally agrees to pay interest on the Principal Balance of this Note, from the date of this Note until the same shall be paid in full at a rate of 12% per annum. Accrued interest is payable in arrears on each Interest Payment Date, on each date on which any principal of this Note becomes due, and on each date on which any portion of the Principal Balance is paid.
2.3
Default Rate Interest. In addition, if any payment of a principal of or interest on this Note is not paid in full when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), and, in the case of unpaid interest, is not added to the Principal Balance as provided in Section 2.4, the Company agrees to pay interest on the amount in default (but if the amount in default is a payment of interest, only to the extent legally enforceable), from and including the due date on which such amount became due to but not including the date on which such amount is paid in full, at a rate per annum equal to twelve percent (12%). Interest pursuant to this Section 2.3 shall be payable immediately upon demand by the Holder from time to time.
2.4
PIK Interest. So long as no Event of Default has occurred and is continuing, on each Interest Payment Date prior to the Maturity Date, the Company may elect to pay the interest due on that Interest Payment Date by adding it to the then outstanding amount of the Principal Balance. All interest so capitalized (“PIK Interest”) shall automatically be added to the Principal Balance, shall be paid in full on the Maturity Date, and shall bear interest as part of the Principal Balance, all in accordance with the terms and conditions of this Note.
2.5
Usury Cap. Notwithstanding any provision to the contrary in this Note, in no event shall the interest rate charged hereunder exceed the maximum rate of interest permitted under applicable state and/or federal law relating to usury or other limitations on interest. Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the Principal Balance (including any PIK Interest) outstanding and any other sums (other than interest) due and payable to the Holder hereunder, and the provisions hereof shall be deemed amended to provide only for the highest rate of interest permitted under applicable law.
2.6
Computation. Interest shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed in the relevant period.
2.7
Place and Manner of Payment; Allocation of Payments.
(a)
All payments by the Company under this Note shall be paid to the Holder in Dollars and in immediately available funds, without set-off, counterclaim or deduction of any kind, by wire transfer to , or to such other account or in such other manner as the Holder may notify the Company from time to time.
(b)
All payments received by the Holder from the Company shall be applied first, to any accrued and unpaid interest, and second, to the outstanding Principal Balance (including any PIK Interest), and third, to any expenses or other Obligations (if any) then owing under this Note; provided, that at any time when an Event of Default has occurred and is continuing, the Holder may apply any and all payments received from the Company or from any other source with respect to this Note to the unpaid Balance in such order and in such priority as the Holder in its sole discretion may determine.
3.
PREPAYMENTS.
3.1
Voluntary. The Company may prepay the Balance in whole or in part at any time without penalty or premium without the prior written consent of Holder. Each payment of principal will be accompanied by interest accrued on the amount prepaid to the date of prepayment.
3.2
Mandatory., The Company shall prepay the entire outstanding Principal Amount (including any PIK Interest) simultaneously with any of the following:
(a)
Simultaneously with the occurrence of a Change of Control, merger, or sale of a substantial amount of the Company’s assets.
(b)
If the Company makes any payment of dividends, return on equity or other distribution in respect of its equity, whether in cash or other property, other than PIK Interest to those holding preferred equity.
(c)
If the Company or any Subsidiary of the Company receives cash proceeds greater than $10,000,000 from the incurrence or issuance by the Company or any such Subsidiary of any indebtedness for borrowed money or from any issuance of equity interests (including, without limitation, equity or any securities or instruments exercisable for or convertible into equity in the Company or any Subsidiary.
4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Holder as follows:

(a)
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)
The execution, delivery and performance by the Company of this Note have been duly and validly authorized, and this Note has been duly executed and delivered by the Company.
(c)
All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Note have been taken on or prior to the date hereof.
(d)
This Note constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, debtor relief or other laws affecting creditors’ rights generally; (ii) specific performance, injunctive relief, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) implied covenants of good faith and fair dealing.
(e)
The execution, delivery and performance by the Company of this Note do not and will not breach, violate, conflict with, or cause a default under the organizational documents of the Company, or of any agreement or instrument binding on the Company or any of its properties.
5.
COVENANTS OF THE COMPANY.

So long as any Balance remains outstanding:

(a)
The Company shall renew and keep in full force and effect its legal existence and comply with all applicable laws, except where the failure to so comply would not reasonably be expected to result in a material adverse effect on the ability of the Company to perform its obligations under this Note.
(b)
The Company will not and will not permit any Subsidiary to: (A) grant any Liens on any of their respective assets, other than as allowed by the Company’s January 28, 2025 Senior Secured Convertible Note transaction documents; (B) pay any dividend or make any other distribution to equity holders of the Company on account of their equity interests of the Company prior payment in full of all Obligations; (C) dispose of any material asset outside the ordinary course of business other than for fair market value; or (D) engage in any transaction with any of its equity holders, board members, officers or other Affiliates unless such transaction is on terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.
6.
EVENTS OF DEFAULT; REMEDIES.
6.1
Events of Default. Each of the following events or circumstances shall constitute an “Event of Default” hereunder:
(a)
If the Company fails to pay any (i) principal amount under this Note when due or (ii) any other amount under this Note within three (3) Business Days after becoming due.
(b)
If the Company breaches any covenant or obligation under this Note and such breach continues uncured for more than ten (10) days after written notice to the Company by the Holder.
(c)
Any representation, warranty or certification made by the Company herein shall turn out to have been false, incorrect or misleading in any material respect on the date as of which it was made and through and including the date on which Holder has received payment in full of all accrued but unpaid expenses, accrued but unpaid interest, all principal, and any other amounts then outstanding under this Note.
(d)
A default in any indebtedness for borrowed money owed by the Company or any Subsidiary t. o any Person, the result of which is to cause, or to permit the holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity which default has not been waived by the applicable holder of such indebtedness to the Holder’s satisfaction.
(e)
Bankruptcy, etc.
(i)
An involuntary case shall be commenced against the Company or any Subsidiary under Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (the “Bankruptcy Code”) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any Subsidiary, and any such event described above shall continue for 45 days unless dismissed, bonded or discharged; or the Company or any Subsidiary shall have an order for relief entered with respect to it; or
(ii)
the Company or any Subsidiary shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property.
(f)
The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.
(g)
A Change of Control shall occur.
6.2
Remedies. Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal, and any other amounts outstanding under this Note shall (a) in the case of any Event of Default under Section 6.1(e) above automatically become immediately due and payable in full without further notice or demand by the Holder, and (b) in the case of any Event of Default other than under Section 6.1(e) above, become immediately due and payable in full upon written notice by or on behalf of the Holder to the Company.
6.3
Remedies Cumulative. All of the Holder’s rights and remedies under this Note are cumulative and in addition to any other rights or remedies that the Holder may have under other agreements or under applicable law.
7.
No Voting or Other Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.
8.
REPRESENTATIONS AND WARRANTIES OF THE HOLDER.
8.1
The Holder hereby represents and warrants as follows:
(a)
Authority and Capacity. The Holder hereby represents and warrants that it has the full power and authority to enter into this transaction.
(b)
Investment Experience. The Holder represents that it is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and that it has substantial experience in evaluating and investing in private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in this Note and has the capacity to protect its own interests.
(c)
Access to Information. The Holder acknowledges that it has had access to all information it believes is necessary or appropriate in making an informed decision to accept this Note. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Note and to obtain additional information necessary to verify any information furnished to it or to which it had access.
(d)
Investment Intent. The Holder represents that it is accepting this Note for its own account for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof in violation of the federal securities laws.
(e)
Compliance with Securities Laws. The Holder agrees to comply with all applicable federal and state securities laws in connection with the purchase, holding, and eventual disposition of this Note. The Holder, by acceptance of this Note, further understands, covenants and agrees that the Company is under no obligation and has made no commitment to provide for registration of this Note under the Securities Act, or any state securities laws, or to take such steps as are necessary to permit the sale of this Note without registration under those laws.

(f)
Financial Capability. The Holder is able to bear the economic risks of the investment, including a complete loss of its investment in this Note.
(g)
Restricted Securities. The Holder understands that this Note is characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations this Note may be resold without registration under the Securities Act only in certain limited circumstances.
(h)
Tax Liability. The Holder acknowledges that it has had the opportunity to review with its own tax advisors the federal, state, and local tax consequences of the purchase of this Note. The Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this transaction.
(i)
No Conflict. The Holder hereby represents that the execution, delivery, and performance of this Note and the consummation of the transactions contemplated hereby will not result in a violation of any terms or conditions of any material agreements to which it is a party or by which it is otherwise bound.
(j)
Acknowledgment of No Governmental Review. The Holder understands and agrees that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of this Note.
(k)
Absence of Bad Actor. The Holder represents that neither it, nor any of its directors, executive officers, general partners, managing members, nor any other persons participating in the offering of this Note on behalf of the Holder has been subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1) of Regulation D under the Securities Act.

9.
GENERAL PROVISIONS.
9.1
Waivers. The Company and all endorsers of this Note hereby irrevocably waive notice, presentment, protest and notice of dishonor.
9.2
Attorneys’ Fees. If any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees. Notwithstanding the foregoing, in the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.
9.3
Governing Law; Jurisdiction.
(a)
This Note, the transactions contemplated hereby, and the respective rights and obligations of the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to conflicts-of-laws principles that would result in the application of the law of any other jurisdiction. Section 5-1401 of the General Obligations Law of the State of New York is expressly made applicable to this Note.
(b)
Each of the Company and the Holder hereby irrevocably submits to the non-exclusive jurisdiction of the federal and state courts sitting in the County of New York, State of New York, for any suit, action or proceeding arising out of this Note or the transactions contemplated hereby.

(c)
Each of the Company and the Holder hereby irrevocably agrees to the laying of venue of any suit, action or proceeding arising out of this Note or the transactions contemplated hereby in the federal or state courts sitting in the County of New York, State of New York, and hereby waives any defense it may have that any such court is an inconvenient forum.
9.4
Mutual Waiver of Jury Trial
9.5
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE HOLDER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS NOTE. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
9.6
Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
9.7
Notices. Unless otherwise provided herein, any notice required or permitted to be given to a party pursuant to this Note will be given in writing and will be effective and deemed to provide such party sufficient notice under this Note on the earliest of the following: (a) at the time of personal delivery, if delivered in person; (b) one (1) Business Day after deposit with an express overnight courier for United States deliveries; or (c) three (3) Business Days after (i) deposit in the United States mail by certified mail (return receipt requested) for United States deliveries or (ii) deposit with an international express air courier for deliveries outside of the United States, with proof of delivery from the courier requested. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address indicated for such party on the signature page hereto or, in the case of the Company, on the Company’s signature page hereto, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section 9.7.
9.8
Amendments and Waivers. This Note may be amended, and any provisions under this Note may be waived, only with the prior written consent of the Company and the Holder.
9.9
Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9.10
Assignments. This Note is binding upon the Company and its successors and assigns, and inures to the benefit of the Holder and its successors and assigns. The Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Note without the prior written consent of the Holder, and any purported assignment, delegation or transfer without such consent shall be null and void.
9.11
Counterparts. This Note may be executed in one or more counterparts, all of which when taken together will constitute one agreement.
9.12
Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in this Note shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce

Act, the New York State Electronic Signatures and Records Act, and any other state law based on the Uniform Electronic Transactions Act.
9.13
Replacement. In the event that this Note is lost or stolen, the Company shall, promptly after any request by the Holder and delivery by the Holder to the Company of Lost Note Documentation, execute and deliver to the Holder a new Note bearing the same text as this Note in a principal amount equal to then-outstanding Principal Balance and in all respects in form and substance satisfactory to the Holder; provided, that notwithstanding the date of such replacement Note, interest shall accrue on the Principal Balance thereof from and including the date on which interest was last paid under this Note, even if prior to the date of such replacement Note. No such replacement Note shall constitute or be deemed to constitute a discharge, exchange or novation of any indebtedness or other Obligations.
10.
CONSTRUCTION OF TERMS.
10.1
Construction of Certain Terms. As used in this Note:
(a)
The words “include”, “includes” and “including” are not limiting, and are deemed to be followed by the phrase “, without limitation,”.
(b)
The singular includes the plural, and all gendered terms are meant to refer to all other genders or to no gender.
(c)
The terms “assets” and “property” are synonymous.
(d)
References to all laws, statutes, rules and regulations include all amendments thereto from time to time.
(e)
References to all contracts and agreements (including this Note) include all exhibits, schedules, annexes and other attachments thereto, and are references to such contract or agreement as amended, modified, supplemented, renewed, extended or restated from time to time to the extent not prohibited by this Note.
(f)
The terms “due” and “payable” are synonymous.

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IN WITNESS WHEREOF, the parties hereto have caused this Promissory Note to be signed in their name as of the date first written above.

THE COMPANY:

INTERACTIVE STRENGTH INC.

By: /s/ Trent Ward

Name: Trent Ward

Title: Chief Executive Officer

Address: 1005 Congress Ave, Suite 925

Austin, TX 78701